Exhibit 99.1

NEWS RELEASE

Contacts:
Manuel Mondragon, Assistant VP of Finance
investorrelations@wtoffshore.com
713-297-8024

FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE ANNOUNCES MANAGEMENT

PROMOTION AND ADDITION

HOUSTON, TEXAS – September 23 2005, – W&T Offshore, Inc. (NYSE:WTI) announced today that Reid Lea has been promoted to Executive Vice President and Manager of Corporate Development. Mr. Lea was previously the Company’s Chief Financial Officer and he is also a petroleum engineer. His new responsibilities will be primarily in the areas of acquisition and divestitures.

Replacing Mr. Lea will be Stephen Landry, who will serve as Vice President and Chief Financial Officer. Mr. Landry was previously with Jefferies and Company as an investment banker engaged primarily in the area of exploration and production. Prior to that, he spent more than 15 years in the practice of law and as a commercial banker focused in the same area. He has had extensive experience in the Gulf of Mexico and served as one of W&T’s investment bankers during its recent IPO. He holds a B.S. in Finance from Louisiana State University and a J.D. from the Loyola School of Law.

Tracy Krohn, CEO and founder, stated, “I am pleased to announce Reid’s promotion today. Mergers, acquisitions and divestitures are key areas for W&T Offshore and Reid is uniquely suited for this position. After leading us through a successful IPO this year, Reid will now have more time to focus on this area. I have known Stephen for more than 15 years and believe that his industry knowledge and capital markets and commercial banking expertise make him exceptionally qualified for this position. Given the long-term relationship between Reid and Stephen, I expect there combined efforts make to them the leading A&D team in the industry.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deep water, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov).